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                                                                   EXHIBIT 3(IV)


                   AMENDMENT TO CERTIFICATE OF INCORPORATION


         UTEK Corporation, a corporation organized and existing under the laws of the state of Delaware, does hereby certify:

         FIRST: That by a unanimous vote of the board of directors of UTEK Corporation and by approval of a majority of the outstanding shares of UTEK Corporation, a resolution was duly adopted amending the Certificate of Incorporation of said corporation, as follows:

         NOW, THEREFORE BE IT RESOLVED, that the Company's Certificate of Incorporation shall be amended, subject to stockholder approval, by inserting after the first paragraph of Article 10 the following new second paragraph;

         Notwithstanding the foregoing, for so long as the Corporation is regulated as business development company under the Investment Company Act of 1940, neither this certificate of incorporation nor the by-laws of the Corporation shall limit the liability of, or indemnify, any director or officer of the Corporation for actions or matters for which such limitation or indemnification is prohibited by the Investment Company Act of 1940.

         SECOND: That thereafter, at an annual meeting of stockholders duly called and held, said amendment was duly adopted and approved by the necessary number of shares, as required by statute, in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

         THIRD: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Clifford M. Gross, its Chief Executive Officer and attested to by Carole Mason, its Secretary, this 23 day of July, 2001.


                                             /s/ Clifford M. Gross
                                             --------------------------------
                                             Clifford M. Gross
                                             Chief Executive Officer

ATTEST:


/s/ Carole R. Mason
------------------------------------
Carole R. Mason
Secretary


                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 12:30 PM 07/24/2001
                                                          010357542 - 3068837